Exhibit 99.1

FOR IMMEDIATE RELEASE

FNCB Bancorp, Inc. Announces 71% Increase in Third Quarter 2020 Net Income

Dunmore, Pa., October 30, 2020/Globe Newswire/—FNCB Bancorp, Inc. (NASDAQ: FNCB; www.fncb.com), the parent company of Dunmore-based FNCB Bank (the “Bank”), today reported net income of $4.1 million, or $0.20 per basic and diluted share, for the three months ended September 30, 2020, an increase of $1.7 million, or 70.9% from $2.4 million, or $0.12 per basic and diluted share, for the comparable period of 2019.  The increase in earnings comparing the third quarters of 2020 and 2019 was primarily due to increases in net interest income and non-interest income, coupled with a reduction in the provision for loan and lease losses. Net income for the nine months ended September 30, 2020 totaled $10.2 million, or $0.50 per basic and diluted share, an increase of $2.6 million, or 34.3%, compared to $7.6 million, or $0.39 per basic and diluted share, for the same nine months of 2019. The increased earnings for the year-to-date period of 2020 reflected increases in net interest income and non-interest income and a decrease in non-interest expense, partially offset by an increase in the provision for loan and lease losses. Additionally, the results for the third quarter and year-to-date periods of 2020 include the effect on interest income, not including the recognition of any net origination fee income, of $118.6 million in loans originated through the Paycheck Protection Program ("PPP") of United States Small Business Administration ("SBA"), as well as COVID-19 related expenses of approximately $199 thousand.

For the three and nine months ended September 30, 2020, the annualized return on average assets was 1.15% and 1.03%, respectively, compared to 0.80% and 0.84%, respectively, for the same periods of 2019. The annualized return on average equity was 11.05% and 9.63%, respectively, for the three- and nine-month periods ended September 30, 2020, and 7.30% and 8.32%, respectively, for the comparable periods of 2019. Dividends declared and paid were $0.055 per share for the third quarter and $0.165 per share for the year-to-date period of 2020, a 10.0% increase compared to $0.05 per share and $0.15 per share, respectively, for the three and nine months ended September 30, 2019. The dividend pay-out ratio was 32.7% for the nine months ended September 30, 2020 and 39.8% for the comparable period of 2019. Year-to-date 2020 dividends equated to an annualized dividend yield of approximately 4.1% based on the closing stock price of $5.32 per share at September 30, 2020.

Third quarter 2020 results as compared to the third quarter of 2019:

●	Net interest income (FTE) increased $0.9 million, or 10.1%;
●	Yield on earnings assets (FTE) decreased 74 basis points to 3.48% in 2020 from 4.22% in 2019;
●	Cost of funds decreased 52 basis points to 0.59% in 2020 from 1.11% in 2019;
●	Net interest margin (FTE) contracted 28 basis points to 3.04% in 2020, compared to 3.32% in 2019;
●	Provision for loan and lease losses decreased $0.6 million, or 88.4%;
●	Non-interest income increased $1.1 million, or 62.2%;
●	Non-interest expense increased $0.5 million, or 7.01%; and
●	Efficiency ratio improved to 66.66% in 2020 compared to 69.20% in 2019.

Summary financial position at September 30, 2020 as compared to December 31, 2019:

●	Total assets grew $239.7 million, or 19.9%, to $1.443 billion at September 30, 2020 from $1.204 billion at December 31, 2019;
●	Net loans increased $128.4 million, or 15.7%, to $947.9 million at September 30, 2020 from $819.5 million at December 31, 2019;
●	Included in net loans were PPP loans outstanding of $118.6 million at September 30, 2020;
●	Total deposits increased $270.5 million, or 27.0% to $1.272 billion at September 30, 2020 from $1.002 billion at December 31, 2019;
●	Total capital increased $16.4 million, or 12.3% to $150.0 million at September 30, 2020 from $133.6 million at December 31, 2019; and
●	Tangible book value improved $0.79, or 11.9%, to $7.41 per share at September 30, 2020 from $6.62 per share at December 31, 2019.

"We are pleased with FNCB's performance not only from a financial perspective, but also in how our entire FNCB team continues to adapt and respond to the changing needs of our customers and communities as the pandemic persists," stated Gerard A. Champi, President and CEO. "With the SBA now accepting PPP loan forgiveness applications, we are providing our customers with educational tools including an on-demand webinar and online tutorials, as well as direct outreach, to help them navigate the forgiveness process. Additionally, while loan deferral and modification requests have lessened, which is a positive sign, we continue to proactively communicate with our lending customers to provide prudent assistance as needed. FNCB's asset quality metrics have been favorable and the Company's earnings performance has benefitted from several large loan recoveries received in the third quarter. FNCB's performance was also favorably impacted by lower funding costs, however the challenging rate environment and low-yielding PPP loans have started to place pressure on net interest margins. We remain cautiously optimistic that our strong balance sheet and favorable liquidity position will allow us to meet our financial goals and continue to assist our customers for the remainder of 2020 and beyond," concluded Champi.

Summary Results

Net interest income on a tax-equivalent basis increased $927 thousand, or 10.1%, to $10.1 million for the three months ended September 30, 2020 from $9.1 million for the comparable period of 2019. The improvement in tax-equivalent net interest income for the third quarter of 2020 was primarily due to a decrease in interest expense of $1.0 million, or 40.7%, to $1.5 million from $2.5 million for the same period of 2019, slightly offset by a decrease in tax-equivalent interest income of $72 thousand, or 0.6%, to $11.5 million for the three months ended September 30, 2020 from $11.6 million for the same period of 2019. The decrease in interest expense primarily reflected a decline in market interest rates as FNCB's cost of funds decreased 52 basis points to 0.59% for the third quarter of 2020 from 1.11% for the same quarter of 2019. Specifically, the cost of interest-bearing deposits fell 41 basis points to 0.55% from 0.96% comparing the third quarters of 2020 and 2019, while average borrowing costs decreased 130 basis points to 1.28% for the three months ended September 30, 2020 from 2.58% for the three months ended September 30, 2019. FNCB continued to experience a deposit surge in the third quarter of 2020 as changing customer deposit preferences and higher balances due to the reduction in economic activity and uncertainty related to the COVID-19 pandemic persisted. Total average interest-bearing deposits increased $148.8 million, or 18.7%, to $943.8 million from $795.0 million comparing the third quarters of 2020 and 2019. The increase in deposit volumes had little impact on interest expense, as FNCB used the excess liquidity to repay higher-costing borrowed funds. Average borrowed funds decreased $34.3 million, or 39.9%, to $51.6 million for the third quarter of 2020 from $85.9 million for the same quarter of 2019. The reduction in interest expense was slightly offset by a decrease in tax-equivalent interest income of $72 thousand, or 0.6%, to $11.5 million for the three months ended September 30, 2020 from $11.6 million for the same period of 2019, as a 74 basis point decrease in the tax-equivalent yield on earning assets was almost entirely offset by a $224.7 million, or 20.4%, increase in average earning assets. Accounting for the majority of the decrease was an 82 basis point decrease in the tax-equivalent yield on the loan portfolio to 3.85% for the three months ended September 30, 2020 from 4.67% for the same three months of 2019. With regard to earning asset volumes, average earning assets increased $224.7 million, or 20.4%, to $1.326 billion for the three months ended September 30, 2020 from $1.101 billion for the same three months of 2019. The origination of $118.6 million in PPP loans was the predominant factor causing an increase in average loans of $133.3 million, or 16.3%, to $952.9 million for the third quarter of 2020 from $819.6 million for the same quarter of 2019. Additionally, comparing the third quarters of 2020 and 2019, average securities and average interest-bearing deposits in other banks increased $30.8 million, or 11.4%, and $60.6 million, or 605.5%, respectively. On a linked quarter basis, FNCB's tax-equivalent net interest margin contracted 8 basis points to 3.04% for the third quarter of 2020 from 3.12% for the second quarter, and 28 basis points compared to 3.32% for the third quarter of 2019.

For the nine months ended September 30, 2020, tax-equivalent net interest income increased $1.9 million, or 6.9%, to $29.2 million from $27.3 million for the same nine months of 2019. Similarly, the improvement in tax-equivalent net interest income comparing the year-to-date period ended September 30, 2020 and 2019 was due to a $2.6 million, or 34.0%, reduction in interest expense, partially offset by a $699 thousand, or 2.0%, decrease in tax-equivalent interest income. The decrease in interest expense for the year-to-date period reflected decreases in funding costs due to lower market rates, coupled with changes in volumes of average interest-bearing liabilities. FNCB's total cost of funds decreased 39 basis points to 0.72% for the nine months ended September 30, 2020 from 1.11% for the same period of 2019. Specifically, comparing the nine months ended September 30, 2020 and 2019, reductions in rates paid on FNCB's deposit products led to a 33 basis point decrease in the cost of interest-bearing deposits, while the cost of borrowed funds declined 128 basis points. For the nine months ended September 30, 2020, interest-bearing liabilities averaged $937.1 million, an increase of $21.8 million, or 2.4%, from $915.3 million for the same nine-month period of 2019. FNCB experienced a migration of maturing, higher-costing time deposits into lower-costing non-maturity deposit products. Specifically, average balances of higher-costing time deposits decreased $57.9 million, or 22.8% comparing the nine months ended September 30, 2020 and 2019. Volumes of average interest-bearing demand deposits and average savings deposits increased by $73.5 million and $6.7 million, respectively, comparing the nine months ended September 30, 2020 and 2019. The $699 thousand decrease in year-to-date tax-equivalent interest income largely reflected 44 basis point reduction in the tax-equivalent yield on average earning assets to 3.70% in 2020 from 4.14% in 2019. The effect on interest income from yield decline was almost entirely offset by a $107.6 million, or 9.6%, increase in average earning assets to $1.231 billion for the nine months ended September 30, 2020, compared to $1.124 billion for the same nine months of 2019.

Specifically, the reduction in market interest rates, coupled with the origination of lower-yielding PPP loans, resulted in a 53 basis point decrease in the tax-equivalent yield on loans to 4.08% for the nine months ended September 30, 2020 from 4.61% for the same nine months of 2019. PPP loans averaged $69.5 million for the nine months ended September 30, 2020, with an average yield of 0.99%. Additionally, yields earned on average interest-bearing deposits in other banks and federal funds sold decreased 174 basis points to 0.09% for the nine months ended September 30, 2020 from 1.83% for the same period of 2019. With regard to the increase in earning asset volumes, comparing the first nine months of 2020 and 2019, average loans increased $75.3 million, or 9.1%, while average securities increased $7.8 million, or 2.8% and average interest-deposits in other banks and federal funds sold increased $24.4 million, or 216.1%. For the nine months ended September 30, 2020, FNCB's tax-equivalent net interest margin compressed 8 basis points to 3.16% compared to 3.24% for the same period of 2019.

Non-interest income increased significantly for the third quarter and year-to-date periods, which was primarily due to increases in net gains on equity securities, net gains on the sale of mortgage loans held for sale and net gains on available-for-sale debt securities. Also contributing to the increase in non-interest income for the three and nine months ended September 30, 2020 were increases in loan referral fees and deposit service charges. Non-interest income increased $1.1 million, or 62.2%, to $2.9 million for the three months ended September 30, 2020 from $1.8 million for the same three months of 2019. Net gains on equity securities increased $841 thousand to $846 thousand for the third quarter of 2020 compared to $5 thousand for the same quarter of 2019. FNCB realized a gain of $1.1 million on the conversion of an equity security of a bank holding company that was part of a merger and acquisition completed in the third quarter of 2020. Partially offsetting this gain was a net unrealized loss on equity securities held of $287 thousand. FNCB realized net gains on the sale of mortgage loans of $186 thousand for the three months ended September 30, 2020, a $117 thousand or 169.6%, increase compared to $69 thousand in net gains realized for the same three-month period of 2019. Net gains on the sales of available-for-sale securities increased $54 thousand, or 14.2%, to $433 thousand for the third quarter of 2020 compared to $379 thousand for the same quarter of 2019. Additionally loan referral fees and deposit services charges increased $22 thousand, or 40.7%, and $47 thousand, or 5.9%, respectively, comparing the three months ended September 30, 2020 and 2019. For the nine months ended September 30, 2020, non-interest income increased $2.3 million, or 45.5%, to $7.2 million from $4.9 million for the same period of 2019.

Non-interest expense increased $514 thousand, or 7.0%, to $7.8 million for the three months ended September 30, 2020 from $7.3 million for the three months ended September 30, 2019. The increase primarily reflected increases in other operating expenses, regulatory assessments, professional fees and bank shares tax, partially offset by a reduction in salaries and benefits. Other operating expenses in the third quarter increased $288 thousand, or 35.3%, to $1.1 million in 2020 from $815 thousand in 2019. The increase was largely due to $399 thousand in FHLB prepayment penalties paid in the third quarter of 2020 related to the decision to use excess liquidity to prepay high-costing FHLB term advances.  Comparing the three months ended September 30, 2020 and 2019, regulatory assessments increased $102 thousand, or 485.7%, professional fees increased $90 thousand, or 47.6%, and bank shares tax increased $58 thousand or 28.3%. The increase in regulatory assessments reflected the full utilization of the FDIC's Small Bank Assessment Credit during the second quarter of 2020, coupled with an increase in FNCB's assessment base due to balance sheet growth. The increase in professional fees reflected the timing of certain services performed coupled with a contract renegotiation credit received in the third quarter of 2019, while the increase in bank shares tax was due to the increase in FNCB Bank's capital. Slightly offsetting these increases, was a $76 thousand, or 1.9% decrease in salaries and employee benefits, due primarily to reduction in staff. For the nine months ended September 30, 2020, non-interest expense decreased $404 thousand, or 1.8%, to $21.5 million compared to $21.9 million for the same nine-month period of 2019, primarily due to the decline in salaries and employee benefits, data processing expenses, other operating expenses and professional fees. For the nine months ended September 30, 2020, FNCB incurred COVID-19 related costs, including stay-at-home pay, computer-related equipment to enable employees to work remotely, cleaning and sanitizing facilities and safety supplies of $199 thousand which is included in non-interest expense. The increases in net interest income and non-interest income, coupled with the reduction in non-interest expense, resulted in an improvement in FNCB's efficiency ratio year over year to 66.66% for the third quarter of 2020 from 69.20% for the same quarter of 2019.

Asset Quality

FNCB's asset quality improved steadily during 2020 as total non-performing loans decreased $2.9 million, or 32.0%, to $6.2 million, or 0.64% of total loans, at September 30, 2020 from $9.1 million, or 1.10% of total loans, at December 31, 2019. The improvement was attributable to the return of two large commercial loan relationships that returned to accrual status. On a linked quarter basis, non-performing loans decreased $564 thousand, or 8.4%, from $6.7 million, or 0.71% of total loans, at June 30, 2020. FNCB’s loan delinquency rate (total delinquent loans as a percentage of total loans)  was 0.81% at September 30, 2020 compared to 1.46% at December 31, 2019 and 1.16% at September 30, 2019. FNCB recorded net recoveries of $1.2 million for the third quarter of 2020 due to large recoveries received on two previously charged-off commercial loans. Annualized net loans charged off (recovered), as a percentage of average loans, was (0.12%) for the three months ended September 30, 2020 compared to 0.03% for the same three months of 2019. Despite receipt of the large recoveries and the overall improvement in asset quality metrics, FNCB recorded provisions for loan and lease losses of $74 thousand and $2.1 million, respectively, for the three and nine months ended September 30, 2020. The increase in credit provisioning in 2020 was directly related to economic disruption and uncertainty caused by the COVID-19 pandemic. The allowance for loan and lease losses was $12.3 million, or 1.28% of total loans at September 30, 2020, compared to $8.9 million, or 1.08% of total loans at December 31, 2019 and $9.3 million, or 1.11%, at September 30, 2019.  FNCB had provided short-term, COVID-19 related payment deferments for 916 loans with 860 of those loans having an aggregate recorded investment of $173.6 million, or 18.0% of gross loans, as of September 30, 2020. Additionally, FNCB provided a second deferral to 71 loans with an aggregate recorded investment of $21.4 million, or 2.2% of gross loans, of which 16 loans with an aggregate balance of $8.0 million, or 0.8% of gross loans, were still under deferral as of September 30, 2020.

Financial Condition

Total assets increased $239.7 million, or 19.9%, to $1.443 billion at September 30, 2020 from $1.204 billion at December 31, 2019. The change in total assets primarily reflected increases in net loans, available-for-sale debt securities and cash and cash equivalents. Net loans increased $128.4 million, or 15.7%, to $947.9 million at September 30, 2020 from $819.5 million at December 31, 2019. Excluding the $118.6 million in PPP loans outstanding at September 30, 2020, net loans increased $9.8 million, or 1.2%, from December 31, 2019. Cash and cash equivalents increased $70.4 million, or 203.8%, to $105.0 million at September 30, 2020 from $34.6 million at December 31, 2019.  Also contributing to the balance sheet expansion was a $48.6 million, or 17.8%, increase in available-for-sale debt securities to $321.4 million at September 30, 2020 from $272.8 million at December 31, 2019. FNCB experienced unprecedented deposit demand during the first nine months of 2020 as total deposits increased $270.5 million, or 27.0%, to $1.272 billion at September 30, 2020 from $1.002 billion at December 31, 2019. FNCB used excess liquidity to repay FHLB of Pittsburgh advances. As a result, total borrowed funds decreased $46.9 million, or 82.0%, to $10.3 million at September 30, 2020 from $57.2 million at December 31, 2019. FNCB had no term or overnight borrowings through the FHLB of Pittsburgh outstanding as of September 30, 2020.

Total shareholders’ equity increased $16.4 million, or 12.3%, to $150.0 million at September 30, 2020 from $133.6 million at December 31, 2019.  Contributing to the increase in capital was net income for the nine months ended September 30, 2020 of $10.2 million and a $9.1 million increase in accumulated other comprehensive income related primarily to appreciation in the fair value of FNCB’s available-for-sale debt securities, net of deferred taxes. Partially offsetting these increases were dividends declared and paid of $3.3 million for the nine months ended September 30, 2020. FNCB's tangible book value per share improved $0.79 to $7.41 per share at September 30, 2020 from $6.62 per share at December 31, 2019. FNCB Bank's total risk-based capital and Tier 1 leverage ratios were 16.09% and 10.17% at September 30, 2020, respectively, compared to 14.77% and 10.36% at December 31, 2019, respectively.

Availability of Filings

Copies of FNCB’s most recent Annual Report on Form 10-K and Quarterly Reports on form 10-Q will be provided upon request from: Shareholder Relations, FNCB Bancorp, Inc., 102 East Drinker Street, Dunmore, PA 18512 or by calling (570) 348-6419. FNCB’s SEC filings including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are also available free of charge on the Investor Relations page of FNCB’s website, www.fncb.com, and on the SEC website at: http://www.sec.gov/edgar/searchedgar/companysearch.html

About FNCB Bancorp, Inc.:

FNCB Bancorp, Inc. is the bank holding company of FNCB Bank. Locally-based for 110 years, FNCB Bank continues as a premier community bank in Northeastern Pennsylvania – offering a full suite of personal, small business and commercial banking solutions with industry-leading mobile, online and in-branch products and services. FNCB currently operates through 17 community offices located in Lackawanna, Luzerne and Wayne Counties and a limited purpose office in Lehigh County, and remains dedicated to making its customers’ banking experience simply better. For more information about FNCB, visit www.fncb.com.

INVESTOR CONTACT:

James M. Bone, Jr., CPA

Executive Vice President and Chief Financial Officer

FNCB Bank

(570) 348-6419

james.bone@fncb.com

FNCB may from time to time make written or oral “forward-looking statements,” including statements contained in our filings with the Securities and Exchange Commission (“SEC”), in our reports to shareholders, and in our other communications, which are made in good faith by us pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to FNCB’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “future” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause FNCB’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the effect of the novel Coronavirus Disease 2019 ("COVID-19") pandemic on FNCB and its customers, the Commonwealth of Pennsylvania and the United States, related to the economy and overall financial stability; government and regulatory responses to the COVID-19 pandemic; government intervention in the U.S. financial system including the effects of recent legislative, tax, accounting and regulatory actions and reforms, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the Tax Cuts and Jobs Act; political instability; the ability of FNCB to manage credit risk; weakness in the economic environment, in general, and within FNCB’s market area; the deterioration of one or a few of the commercial real estate loans with relatively large balances contained in FNCB’s loan portfolio; greater risk of loan defaults and losses from concentration of loans held by FNCB, including those to insiders and related parties; if FNCB’s portfolio of loans to small and mid-sized community-based businesses increases its credit risk; if FNCB’s ALLL is not sufficient to absorb actual losses or if increases to the ALLL were required; FNCB is subject to interest-rate risk and any changes in interest rates could negatively impact net interest income or the fair value of FNCB's financial assets; if management concludes that the decline in value of any of FNCB’s investment securities is other-than-temporary could result in FNCB recording an impairment loss; if FNCB’s risk management framework is ineffective in mitigating risks or losses to FNCB; if FNCB is unable to successfully compete with others for business; a loss of depositor confidence resulting from changes in either FNCB’s financial condition or in the general banking industry; if FNCB is unable to retain or grow its core deposit base; inability or insufficient dividends from its subsidiary, FNCB Bank; if FNCB loses access to wholesale funding sources; interruptions or security breaches of FNCB’s information systems; any systems failures or interruptions in information technology and telecommunications systems of third parties on which FNCB depends; security breaches; if FNCB’s information technology is unable to keep pace with growth or industry developments or if technological developments result in higher costs or less advantageous pricing; the loss of management and other key personnel; dependence on the use of data and modeling in both its management’s decision-making generally and in meeting regulatory expectations in particular; additional risk arising from new lines of business, products, product enhancements or services offered by FNCB; inaccuracy of appraisals and other valuation techniques FNCB uses in evaluating and monitoring loans secured by real property and other real estate owned; unsoundness of other financial institutions; damage to FNCB’s reputation; defending litigation and other actions; dependence on the accuracy and completeness of information about customers and counterparties; risks arising from future expansion or acquisition activity; environmental risks and associated costs on its foreclosed real estate assets; any remediation ordered, or adverse actions taken, by federal and state regulators, including requiring FNCB  to act as a source of financial and managerial strength for the FNCB Bank in times of stress;  costs arising from extensive government regulation, supervision and possible regulatory enforcement actions; new or changed legislation or regulation and regulatory initiatives; noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations; failure to comply with numerous "fair and responsible banking" laws; any violation of laws regarding privacy, information security and protection of personal information or another incident involving personal, confidential or proprietary information of individuals; any rulemaking changes implemented by the Consumer Financial Protection Bureau; inability to attract and retain its highest performing employees due to potential limitations on incentive compensation contained in proposed federal agency rulemaking; any future increases in FNCB Bank’s FDIC deposit insurance premiums and assessments; and the success of FNCB at managing the risks involved in the foregoing and other risks and uncertainties, including those detailed in FNCB’s filings with the SEC.

FNCB cautions that the foregoing list of important factors is not all inclusive. Readers are also cautioned not to place undue reliance on any forward-looking statements, which reflect management’s analysis only as of the date of this report, even if subsequently made available by FNCB on its website or otherwise. FNCB does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of FNCB to reflect events or circumstances occurring after the date of this report.

Readers should carefully review the risk factors described in the Annual Report and other documents that FNCB periodically files with the SEC, including its Form 10-K for the year ended December 31, 2019 and Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020.

FNCB Bancorp, Inc.
Selected Financial Data

	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,
	2020	2020	2020	2019	2019
Per share data:
Net income (fully diluted)	$0.20	$0.20	$0.10	$0.17	$0.12
Cash dividends declared	$0.055	$0.055	$0.055	$0.050	$0.050
Book value	$7.41	$7.19	$6.84	$6.62	$6.57
Tangible book value	$7.41	$7.19	$6.84	$6.62	$6.57
Market value:
High	$6.93	$7.19	$8.54	$8.86	$9.41
Low	$5.08	$5.15	$5.10	$7.03	$7.03
Close	$5.32	$5.75	$6.91	$8.45	$7.81
Common shares outstanding	20,243,589	20,208,607	20,174,250	20,171,408	20,169,492

Selected ratios:
Annualized return on average assets	1.15%	1.21%	0.69%	1.15%	0.80%
Annualized return on average shareholders' equity	11.05%	11.62%	6.06%	10.43%	7.30%
Efficiency ratio	66.66%	56.53%	66.46%	67.35%	69.20%
Tier I leverage ratio (FNCB Bank)	10.17%	10.60%	11.09%	10.36%	11.01%
Total risk-based capital to risk-adjusted assets (FNCB Bank)	16.09%	15.68%	15.44%	14.77%	15.37%
Average shareholders' equity to average total assets	10.40%	10.38%	11.37%	11.01%	10.96%
Yield on earning assets (FTE)	3.48%	3.64%	4.05%	4.16%	4.22%
Cost of funds	0.59%	0.69%	0.89%	0.98%	1.11%
Net interest spread (FTE)	2.89%	2.95%	3.16%	3.18%	3.11%
Net interest margin (FTE)	3.04%	3.12%	3.35%	3.38%	3.32%
Total delinquent loans/total loans	0.81%	0.89%	1.41%	1.46%	1.16%
Allowance for loan and lease losses/total loans	1.28%	1.16%	1.19%	1.08%	1.11%
Non-performing loans/total loans	0.64%	0.71%	1.03%	1.10%	0.73%
Annualized net charge-offs(recoveries)/average loans	(0.49%)	(0.12%)	0.09%	0.16%	0.13%

FNCB Bancorp, Inc.
Year-to-Date Consolidated Statements of Income

	Nine Months Ended
	September 30,
(in thousands, except share data)	2020	2019
Interest income
Interest and fees on loans	$27,277	$28,313
Interest and dividends on securities
U.S. government agencies	1,833	2,723
State and political subdivisions, tax-free	908	112
State and political subdivisions, taxable	2,241	2,545
Other securities	1,352	729
Total interest and dividends on securities	6,334	6,109
Interest on interest-bearing deposits in other banks	25	155
Total interest income	33,636	34,577
Interest expense
Interest on deposits	4,327	6,283
Interest on borrowed funds
Interest on Federal Reserve Bank discount window advances	32	-
Interest on Federal Home Loan Bank of Pittsburgh advances	474	988
Interest on subordinated debentures	-	24
Interest on junior subordinated debentures	200	331
Total interest on borrowed funds	706	1,343
Total interest expense	5,033	7,626
Net interest income before provision for loan and lease losses	28,603	26,951
Provision for loan and lease losses	2,056	830
Net interest income after provision for loan and lease losses	26,547	26,121
Non-interest income
Deposit service charges	2,377	2,203
Net gain on the sale of securities	1,504	702
Net gain on equity securities	864	31
Net gain on the sale of mortgage loans held for sale	465	198
Net gain on the sale of other real estate owned	0	20
Loan-related fees	200	231
Income from bank-owned life insurance	366	394
Loan referral fees	338	74
Merchant services revenue	401	391
Other	650	680
Total non-interest income	7,165	4,924
Non-interest expense
Salaries and employee benefits	11,262	11,634
Occupancy expense	1,520	1,454
Equipment expense	1,112	968
Data processing expense	2,188	2,312
Regulatory assessments	256	265
Bank shares tax	878	760
Professional fees	660	724
Other operating expenses	3,596	3,759
Total non-interest expense	21,472	21,876
Income before income taxes	12,240	9,169
Income tax expense	2,049	1,582
Net income	$10,191	$7,587

Income per share
Basic	$0.50	$0.39
Diluted	$0.50	$0.39

Cash dividends declared per common share	$0.165	$0.150
Weighted average number of shares outstanding:
Basic	20,199,933	19,678,031
Diluted	20,201,289	19,683,522

FNCB Bancorp, Inc.
Quarter-to-Date Consolidated Statements of Income

	Three Months Ended
	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,
(in thousands, except share data)	2020	2020	2020	2019	2019
Interest income
Interest and fees on loans	$9,078	$9,060	$9,139	$9,505	$9,488
Interest and dividends on securities
U.S. government agencies	494	589	750	822	924
State and political subdivisions, tax-free	463	388	57	37	37
State and political subdivisions, taxable	741	735	765	718	713
Other securities	525	415	412	364	314
Total interest and dividends on securities	2,223	2,127	1,984	1,941	1,988
Interest on interest-bearing deposits in other banks	1	3	21	33	30
Total interest income	11,302	11,190	11,144	11,479	11,506
Interest expense
Interest on deposits	1,291	1,376	1,660	1,818	1,901
Interest on borrowed funds
Interest on Federal Reserve Bank discount window advances	18	14	-	-	-
Interest on Federal Home Loan Bank of Pittsburgh advances	95	160	219	253	448
Interest on junior subordinated debentures	52	60	88	99	106
Total interest on borrowed funds	165	234	307	352	554
Total interest expense	1,456	1,610	1,967	2,170	2,455
Net interest income before provision (credit) for loan and lease losses	9,846	9,580	9,177	9,309	9,051
Provision (credit) for loan and lease losses	74	831	1,151	(33)	637
Net interest income after provision (credit) for loan and lease losses	9,772	8,749	8,026	9,342	8,414
Non-interest income
Deposit service charges	844	708	825	832	797
Net gain on the sale of securities	433	922	149	525	379
Net gain (loss) on equity securities	846	4	14	(2)	5
Net gain on the sale of mortgage loans held for sale	186	183	96	55	69
Net gain on the sale of other real estate owned	-	-	-	-	11
Loan-related fees	119	25	56	147	80
Income from bank-owned life insurance	118	119	129	126	134
Loan referral fees	76	214	48	681	54
Merchant services revenue	154	112	135	145	142
Other	194	214	242	187	160
Total non-interest income	2,970	2,501	1,694	2,696	1,831
Non-interest expense
Salaries and employee benefits	3,835	3,498	3,929	3,884	3,911
Occupancy expense	500	466	554	494	460
Equipment expense	381	360	371	351	332
Data processing expense	754	709	725	801	742
Regulatory assessments	123	74	59	41	21
Bank shares tax	263	315	300	(194)	205
Professional fees	279	193	188	332	189
Other operating expenses	1,708	809	1,079	2,097	1,469
Total non-interest expense	7,843	6,424	7,205	7,806	7,329
Income before income taxes	4,899	4,826	2,515	4,232	2,916
Income tax expense	792	805	452	744	513
Net income	$4,107	$4,021	$2,063	$3,488	$2,403

Income per share
Basic	$0.20	$0.20	$0.10	$0.17	$0.12
Diluted	$0.20	$0.20	$0.10	$0.17	$0.12

Cash dividends declared per common share	$0.055	$0.055	$0.055	$0.050	$0.050
Weighted average number of shares outstanding:
Basic	20,235,384	20,191,527	20,172,498	20,170,241	20,168,529
Diluted	20,235,384	20,191,527	20,176,565	20,175,758	20,172,282

FNCB Bancorp, Inc.
Consolidated Balance Sheets

	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,
(in thousands)	2020	2020	2020	2019	2019
Assets
Cash and cash equivalents:
Cash and due from banks	$26,121	$20,089	$15,243	$22,861	$30,900
Interest-bearing deposits in other banks	78,895	81,390	30,304	11,704	6,611
Total cash and cash equivalents	105,016	101,479	45,547	34,565	37,511
Available-for-sale debt securities, at fair value	321,399	305,611	302,638	272,839	254,666
Equity securities, at fair value	2,719	938	934	920	922
Restricted stock, at cost	1,791	3,309	4,224	3,804	4,194
Loans held for sale	662	765	470	1,061	1,140
Loans, net of net deferred costs and unearned income	960,229	948,428	834,935	828,479	836,877
Allowance for loan and lease losses	(12,269)	(11,024)	(9,907)	(8,950)	(9,315)
Net loans	947,960	937,404	825,028	819,529	827,562
Bank premises and equipment, net	17,413	17,467	17,447	17,518	17,274
Accrued interest receivable	4,693	5,201	3,387	3,234	3,038
Bank-owned life insurance	31,596	31,478	31,359	31,230	31,104
Other real estate owned	58	85	85	289	412
Other assets	9,884	14,434	17,113	18,552	19,367
Total assets	$1,443,191	$1,418,171	$1,248,232	$1,203,541	$1,197,190

Liabilities
Deposits:
Demand (non-interest-bearing)	$274,110	$266,846	$181,223	$179,465	$179,025
Interest-bearing	998,128	902,781	820,339	822,244	785,035
Total deposits	1,272,238	1,169,627	1,001,562	1,001,709	964,060
Borrowed funds:
Federal Reserve Bank discount window advances	-	36,242	10,000	-	-
Federal Home Loan Bank of Pittsburgh advances	-	42,809	77,934	46,909	79,458
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310
Total borrowed funds	10,310	89,361	98,244	57,219	89,768
Accrued interest payable	139	248	261	258	401
Other liabilities	10,458	13,578	10,233	10,748	10,394
Total liabilities	1,293,145	1,272,814	1,110,300	1,069,934	1,064,623

Shareholders' equity
Preferred stock	-	-	-	-	-
Common stock	25,304	25,260	25,217	25,214	25,211
Additional paid-in capital	81,500	81,261	81,209	81,130	81,058
Retained earnings	31,044	28,057	25,155	24,207	21,733
Accumulated other comprehensive income	12,198	10,779	6,351	3,056	4,565
Total shareholders' equity	150,046	145,357	137,932	133,607	132,567
Total liabilities and shareholders’ equity	$1,443,191	$1,418,171	$1,248,232	$1,203,541	$1,197,190

FNCB Bancorp, Inc.
Summary Tax-equivalent Net Interest Income

	Three Months Ended
	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,
(dollars in thousands)	2020	2020	2020	2019	2019
Interest income
Loans:
Loans - taxable	$8,688	$8,661	$8,693	$9,138	$9,170
Loans - tax-free	494	505	565	464	403
Total loans	9,182	9,166	9,258	9,602	9,573
Securities:
Securities, taxable	1,760	1,739	1,927	1,904	1,951
Securities, tax-free	586	491	72	47	47
Total interest and dividends on securities	2,346	2,230	1,999	1,951	1,998
Interest-bearing deposits in other banks	1	3	21	33	30
Total interest income	11,529	11,399	11,278	11,586	11,601
Interest expense
Deposits	1,291	1,376	1,660	1,818	1,901
Borrowed funds	165	234	307	352	554
Total interest expense	1,456	1,610	1,967	2,170	2,455
Net interest income	$10,073	$9,789	$9,311	$9,416	$9,146

Average balances
Earning assets:
Loans:
Loans - taxable	$908,095	$875,119	$780,855	$791,577	$781,963
Loans - tax-free	44,826	46,836	52,615	42,954	37,638
Total loans	952,921	921,955	833,470	834,531	819,601
Securities:
Securities, taxable	232,081	247,939	263,697	258,790	266,653
Securities, tax-free	69,973	56,220	7,698	4,598	4,611
Total securities	302,054	304,159	271,395	263,388	271,264
Interest-bearing deposits in other banks	70,601	27,858	8,396	16,841	10,007
Total interest-earning assets	1,325,576	1,253,972	1,113,261	1,114,760	1,100,872
Non-earning assets	96,722	87,189	90,387	90,245	90,807
Total assets	$1,422,298	$1,341,161	$1,203,648	$1,205,005	$1,191,679
Interest-bearing liabilities:
Deposits	$943,754	$850,525	$821,216	$830,318	$794,971
Borrowed funds	51,629	81,813	61,843	57,682	85,927
Total interest-bearing liabilities	995,383	932,338	883,059	888,000	880,898
Demand deposits	267,636	258,609	172,132	172,935	169,416
Other liabilities	11,384	11,065	11,636	11,361	10,730
Shareholders' equity	147,895	139,149	136,821	132,709	130,635
Total liabilities and shareholders' equity	$1,422,298	$1,341,161	$1,203,648	$1,205,005	$1,191,679

Yield/Cost
Earning assets:
Loans:
Interest and fees on loans - taxable	3.83%	3.96%	4.45%	4.62%	4.69%
Interest and fees on loans - tax-free	4.41%	4.31%	4.29%	4.32%	4.28%
Total loans	3.85%	3.98%	4.44%	4.60%	4.67%
Securities:
Securities, taxable	3.03%	2.81%	2.92%	2.94%	2.93%
Securities, tax-free	3.35%	3.49%	3.74%	4.09%	4.08%
Total securities	3.11%	2.93%	2.95%	2.96%	2.95%
Interest-bearing deposits in other banks	0.01%	0.04%	1.00%	0.78%	1.20%
Total earning assets	3.48%	3.64%	4.05%	4.16%	4.22%
Interest-bearing liabilities:
Interest on deposits	0.55%	0.65%	0.81%	0.88%	0.96%
Interest on borrowed funds	1.28%	1.14%	1.99%	2.44%	2.58%
Total interest-bearing liabilities	0.59%	0.69%	0.89%	0.98%	1.11%
Net interest spread	2.89%	2.95%	3.16%	3.18%	3.11%
Net interest margin	3.04%	3.12%	3.35%	3.38%	3.32%

FNCB Bancorp, Inc.
Asset Quality Data

	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,
(in thousands)	2020	2020	2020	2019	2019
At period end
Non-accrual loans, including non-accruing troubled debt restructured loans (TDRs)	$6,176	$6,740	$8,576	$9,084	$6,119
Loans past due 90 days or more and still accruing	-	-	-	-	-
Total non-performing loans	6,176	6,740	8,576	9,084	6,119
Other real estate owned (OREO)	58	85	85	289	412
Other non-performing assets	1,900	1,900	1,900	1,900	1,900
Total non-performing assets	$8,134	$8,725	$10,561	$11,273	$8,431

Accruing TDRs	$7,216	$8,592	$7,729	$7,745	$7,828

For the three months ended
Allowance for loan and lease losses
Beginning balance	$11,024	$9,907	$8,950	$9,315	$8,945
Loans charged-off	582	316	329	620	417
Recoveries of charged-off loans	1,753	602	135	288	150
Net (recoveries) charge-offs	(1,171)	(286)	194	332	267
Provision (credit) for loan and lease losses	74	831	1,151	(33)	637
Ending balance	$12,269	$11,024	$9,907	$8,950	$9,315